EXHIBIT 99.1

NEWS FROM

For more information contact:	For media inquiries:
Patricia K. Moore	David P. Garino
Director, Investor Relations	(314) 982-0551
ESCO Technologies Inc.
(314) 213-7277
ESCO ANNOUNCES PARTIAL DIVESTITURE OF FILTERTEK
     ST. LOUIS, November 26, 2007 — ESCO Technologies Inc. (NYSE: ESE) today announced that it has completed the sale of the filtration portion of Filtertek Inc. to Illinois Tool Works Inc. (NYSE: ITW) for $77.5 million in cash, subject to closing working capital adjustments. The Tek Packaging (Tek Pack) division of Filtertek is not included in the transaction.
     The net cash proceeds from the sale, estimated at approximately $70 million after taxes and expenses, will be used to partially fund the Doble Engineering Company acquisition (announced November 7, 2007) which is expected to close approximately November 30, 2007.
     The Company expects to realize a book gain and a tax gain on the sale, with a portion of the tax gain being shielded from cash payments through the utilization of the Company’s capital loss carryforward which was generated from prior divestitures.
     Filtertek’s 2007 consolidated sales and EBIT were $98.5 million and $6.2 million, respectively, with $82.8 million in sales and $5.1 million in EBIT from the filter business, and $15.7 million in sales and $1.1 million in EBIT from Tek Pack.
     The Company will update its fiscal 2008 “Business Outlook” for Revenues, EBIT Margins, and Earnings Per Share to reflect the impact of the Filtertek divestiture along with the expected operating results for Doble after the acquisition is completed.
     Vic Richey, ESCO’s Chairman and Chief Executive Officer, commented, “Taken together with the recently announced agreement to acquire Doble, the sale of Filtertek makes ESCO a more strategically focused, higher margin business with a much improved growth profile. This divestiture fully supports our stated strategy of continuing to concentrate our investments in our fastest growing, highest margin Communications segment.
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     “I would also like to thank all of the Filtertek employees and management for their outstanding contributions to ESCO over the past ten years. In spite of a challenging business environment, the management team at Filtertek has built a solid operation, and with ITW’s support, I am confident it will continue to prosper.”
Advisors
     Robert W. Baird & Company acted as the exclusive financial advisor to ESCO on this transaction, with Bryan Cave LLP serving as the Company’s legal advisor.
Forward-Looking Statement
     Statements in this press release regarding the certainty and timing of the Doble acquisition, the realization of book gain and tax gain and the ability to use the Company’s existing capital loss carried forward in connection with the partial divestiture of Filtertek and other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the Federal Securities Laws. Investors are cautioned that such statements are only predictions, speak only as of the date of this release and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements. Factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, include: 1) material changes in the Doble business impacting the closing of the transaction, 2) the final working capital adjustment and total transaction costs in connection with the Filtertek divestiture, 3) tax elections made by Filtertek after closing, 4) the other factors described in the Company’s annual report on form 10-K for the year ended September 30, 2006 and Item 1A of the Company’s form 10-Q for the three months ended June 30, 2007. The Company assumes no obligation to update or revise any forward-looking statements in this press release, and such forward-looking statements speak only as of the date hereof.
     ESCO, headquartered in St. Louis, is a proven supplier of special purpose communications systems for electric, gas and water utilities, including hardware and software to support advanced metering applications. In addition, the Company provides engineered filtration products to the transportation, health care, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.
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